EXHIBIT 3.1

CELSION CORPORATION

CERTIFICATE OF DESIGNATION
 FOR
 8% SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The undersigned, being the Secretary of Celsion Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) of the DGCL, does hereby certify that:

Pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, as amended (the “ Certificate of Incorporation ”), the Board of Directors, on January 10, 2011, in accordance with Section 151(g) of the DGCL, duly adopted the following resolution establishing a series of 5,350 shares of the Corporation’s preferred stock, par value $0.01 per share (the “Preferred Stock”), to be designated as its 8% Series A Redeemable Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby establishes a series of 8% Series A Redeemable Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

8% SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

SECTION 1. Designation; Number of Shares; Rank.

(a)           There shall be created from the 100,000 shares of Preferred Stock authorized to be issued by the Certificate of Incorporation, a series of Preferred Stock designated as “8% Series A Redeemable Convertible Preferred Stock” (the “Convertible Preferred Stock”), and the authorized number of shares constituting the Convertible Preferred Stock shall be 5,350. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to Section 151(g) of the DGCL, or any successor provision, and by the filing of a certificate of decrease with the Secretary of State of the State of Delaware; provided that no such decrease shall reduce the number of authorized shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Convertible Preferred Stock.

(b)           The Convertible Preferred Stock, with respect to dividend rights and upon liquidation, winding-up or dissolution of the Corporation, ranks (a) senior to all Junior Stock; and (b) on a parity, in all respects, with all the Parity Stock.

               SECTION 2. Definitions. As used in this Certificate of Designation, the following terms have the following meanings:

                     “Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

                     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

                     “Certificate of Incorporation” shall have the meaning assigned to such term in the second paragraph of the preamble.

                     “Close of Business” shall mean 5:00 p.m. (New York City time).

                     “Closing Bid Price” of the Common Stock on any date shall mean the closing bid price per share on that date as reported on the NASDAQ Capital Market. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Bid Price” will be the last quoted bid price for the Common Stock reported in the over-the-counter market on the relevant date. If the Common Stock is not so quoted, the “Closing Bid Price” will be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

                     “Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation or any other capital stock of the Corporation into which such Common Stock shall be reclassified or changed.

     “Contingent Obligations” shall mean, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

 “Conversion Agent” shall have the meaning assigned to such term in Section 16.

                     “Conversion Date” shall have the meaning assigned to such term in Section 6(a)(ii).

                     “Conversion Price” at any time shall mean an amount equal to the Liquidation Preference at such time divided by the Conversion Rate in effect at such time.

                     “Conversion Rate” shall mean four hundred sixteen and two-thirds (416 2/3) shares of the Common Stock per share of Convertible Preferred Stock, subject to adjustment as set forth in Section 7.

                     “Convertible Preferred Stock” shall have the meaning assigned to such term in Section 1.

                     “Corporation” shall have the meaning assigned to such term in the first paragraph of the preamble.

                     “DGCL” shall have the meaning assigned to such term in the first paragraph of the preamble.

     “Dividend Payment Date” shall mean each April 15, July 15, October 15 and January 15, commencing April 15, 2011.

                     “Dividend Rate” shall mean the rate per annum of  8% per share of Preferred Stock on the Liquidation Preference.

                     “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the March 31, June 30, September 30 and December 31 immediately preceding such Dividend Payment Date.

                     “Effective Date” shall mean the date on which a Fundamental Change event is consummated.

                     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                     “Fully Adjusted Conversion Rate” shall have the meaning assigned to such term in Section 17(f).

                     “Fundamental Change” shall mean the occurrence of any of the following:

                (a) the Corporation consolidates with, merges with or into, another Person, or any Person consolidates with, or merges with or into, the Corporation, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the Corporation’s voting capital stock immediately prior to such transaction beneficially own, directly or indirectly, voting capital stock representing a majority of the total voting power of all outstanding classes of voting capital stock of the continuing or surviving Person in substantially the same proportion among themselves as such ownership immediately prior to such transaction; and

                (b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than pursuant to a transaction in which persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the Corporation’s voting capital stock immediately prior to such transaction beneficially own, directly or indirectly, voting capital stock representing a majority of the total voting power of such Person or group, and excluding license agreements with respect to any of the Corporation’s products.

                     “Fundamental Change Notice” shall have the meaning assigned to such term in Section 9(a).

                     “Holder” or “holder” shall mean a holder of record of the Convertible Preferred Stock.

    “Indebtedness” shall mean without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, (excluding “capital leases” in accordance with generally accepted accounting principles and other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above.

      “Issue Date” shall mean January 14, 2011, the original date of issuance of the Convertible Preferred Stock.

                     “Junior Stock” shall mean all classes of the Common Stock and each other class of capital stock or series of preferred stock of the Corporation established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

                     “Liquidation Preference” shall mean, with respect to each share of Convertible Preferred Stock, $1,000.00.

     “Mandatory Conversion Date” shall have the meaning assigned to such term in Section 6(b)(ii).

                     “Market Disruption Event” shall mean (i) a failure by the primary United States national securities or regional exchange or market on which the Common Stock is listed, admitted for trading or quoted to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Trading Day for the Common Stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

                     “Open of Business” shall mean 9:30 a.m. (New York City time).

     “Parity Stock” shall mean any class of capital stock or series of preferred stock of the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

     “Partially Adjusted Conversion Rate” shall have the meaning assigned to such term in Section 17(f).

     “Paying Agent” shall have the meaning assigned to such term in Section 16.

     “Permitted Indebtedness” shall mean (i) equipment leases, capital leases, obligations to vendors and other Indebtedness, provided in good faith without intent to circumvent any restriction hereunder by Persons that are in the primary business of providing such leases, obligations or Indebtedness, that entails commercial benefits and obligations beyond merely the obligation to repay borrowed money; (ii) Indebtedness of the Corporation outstanding on the Issue Date, and (iii) Indebtedness of the Corporation incurred in connection with the entry into a licensing agreement relating to the development of the Corporation’s products.

     “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

                     “Preferred Stock” shall have the meaning assigned to such term in the second paragraph of the preamble.

                     “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of securityholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).

     “Reference Property” shall have the meaning assigned to such term in Section 8.

     “Registrar” shall have the meaning assigned to such term in Section 16.

                     “SEC” or “Commission” shall mean the Securities and Exchange Commission.

                     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Senior Stock” shall mean each class of capital stock or series of preferred stock of the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

                     “Scheduled Trading Day” shall mean any day that is scheduled to be a Trading Day. If the Common Stock is not so listed for trading or quotation on or by any exchange or quotation system, Scheduled Trading Day means a Business Day.

                     “Trading Day” shall mean a day during which (i) trading in the Common Stock generally occurs on The Nasdaq Capital Market, or if the Common Stock is not listed on the Nasdaq Capital Market, then the principal U.S. national or regional securities exchange on which the Common Stock is listed, admitted for trading or quoted or, if the Common Stock is not so listed, admitted for trading or quoted, any Business Day, and (ii) there is no Market Disruption Event. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for a regular full Trading Day on the relevant exchange or trading system. For the avoidance of doubt, Trading Day shall not include any Scheduled Trading Day with a scheduled closing time earlier than the then standard closing time for a regular full Trading Day even if such earlier closing time is the scheduled closing time for such day.

                     “Transfer Agent” shall have the meaning assigned to such term in Section 16.

     “Voting Conversion Rate” shall mean the number of shares of Common Stock as is equal to the $1,000 stated value of a share of Preferred Stock divided by $2.75, subject to adjustment as set forth in Section 7.

SECTION 3. Mandatory Redemption.

     (a) The Convertible Preferred Stock shall be subject to mandatory redemption by the Company on January 14, 2013 (the “Mandatory Redemption Date”). On the Mandatory Redemption Date, the Corporation shall pay to Holders of the Convertible Preferred Stock in respect of each share of Convertible Preferred Stock then outstanding a sum, in cash, equal to Liquidation Preference plus any accrued and unpaid dividends through and including the Mandatory Redemption Date.

     (b) On and after the close of business on the Mandatory Redemption Date, such shares of Convertible Preferred Stock shall cease to be outstanding, dividends with respect to such shares of Convertible Preferred Stock shall cease to accumulate and all rights whatsoever with respect to such shares shall terminate.

                SECTION 4. Dividends and Distributions.

                  (a) Holders of shares of Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, cumulative dividends at the Dividend Rate. Dividends on the Convertible Preferred Stock will be payable quarterly in arrears on each Dividend Payment Date at the Dividend Rate, and shall accumulate from the most recent date to which dividends have been paid, or if no dividends have been paid, from the Issue Date. Dividends will be payable to holders of record as they appear on the Corporation’s stock register on the applicable Dividend Record Date. Accumulations of dividends on shares of Convertible Preferred Stock do not bear interest. Dividends payable on the Convertible Preferred Stock for any period less than a full dividend period (based upon the number of calendar days elapsed during the period) will be computed on the basis of a 365-day year and actual days elapsed.

                  (b) All dividends (including accumulated and unpaid dividends) on the Convertible Preferred Stock shall be paid in cash.

  (c) No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon all outstanding shares of Convertible Preferred Stock.

                  (d) No dividends or other distributions in respect of shares of Junior Stock shall be declared or paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation, of any shares of Junior Stock (except by conversion into or exchange for shares of Junior Stock) unless and until all accumulated, accrued and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment.

                  (e) No dividends or other distributions in respect of shares of Parity Stock shall be declared or paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation, of any shares of Parity Stock (except by conversion into or exchange for shares of Parity Stock or Junior Stock) unless and until full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Convertible Preferred Stock for all dividend periods terminating on or prior to the date of any such declaration, payment, setting apart, purchase, redemption or other acquisition.

                  (f) Dividends on the Convertible Preferred Stock will accrue regardless of whether: (i) the Corporation’s agreements, including the Corporation’s credit facilities, at any time prohibit the current payment of dividends, (ii) there are funds legally available for the payment of such dividends, or (iii) such dividends are authorized by the Board of Directors.

                SECTION 5. Liquidation Preference.

                  (a) In the event of the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, each holder of Convertible Preferred Stock will be entitled to receive and to be paid out of the assets of the Corporation available for distribution to the stockholders of the Corporation, before any payment or distribution is made to holders of Junior Stock (including the Common Stock), in respect of each share of Convertible Preferred Stock an amount equal to the Liquidation Preference, plus any accumulated and unpaid dividends on such shares to the date fixed for liquidation, winding-up or dissolution.

                  (b) Neither the sale of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 5 .

                  (c) If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to the Liquidation Preference of the Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Corporation in proportion to the full Liquidation Preference and accumulated and unpaid dividends to which they are entitled.

                  (d) After the payment to the holders of the shares of Convertible Preferred Stock of full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                SECTION 6. Conversion.

                  (a) At the Option of the Holder.

    (i) Holders of Convertible Preferred Stock may, at their option, convert any or all of their shares of Convertible Preferred Stock into fully paid and nonassessable shares of the Common Stock at any time after issuance of such Convertible Preferred Stock, subject to the terms and provisions of this Section 6.  Each share of Convertible Preferred Stock shall be convertible into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/1000th of a share) equal to the Conversion Rate in effect at the close of business on the Conversion Date.

    (ii) The conversion right of a Holder of Convertible Preferred Stock shall be exercised by the Holder by the surrender to the Corporation of the certificates representing the shares to be converted to the Corporation, accompanied by (A) written notice to the Corporation that the Holder elects to convert all or a portion of the shares of Convertible Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (B) (if so required by the Corporation or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required. The date on which a Holder complies with the procedures in this Section 6(a)  is the “Conversion Date.”

    (iii) Upon any such conversion of any share of Convertible Preferred Stock, the Holder thereof shall also be entitled to receive a sum, in cash, equal to all declared and unpaid dividends thereon to the Conversion Date.

    (iv) The Corporation shall deliver the shares of the Common Stock (in respect of the conversion obligation) and cash (in respect of any fractional shares and unpaid dividends) deliverable upon conversion no later than the fourth Trading Day immediately following the relevant Conversion Date.

    (v) If fewer than all the shares of Convertible Preferred Stock evidenced by any such surrendered certificate or certificates, if any, are converted, the Corporation shall, as soon as practicable, issue and deliver to the holder of the Convertible Preferred Stock a new certificate evidencing the shares of Convertible Preferred Stock that are not subject to such conversion. On and after the close of business on the Conversion Date, the holder converting such shares shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, such shares of Convertible Preferred Stock shall cease to be outstanding, dividends with respect to such shares of Convertible Preferred Stock shall cease to accumulate and all rights whatsoever with respect to such shares (except the right to receive the Common Stock, any accrued and unpaid dividends to the date of such conversion in cash and any cash in lieu of fractional shares of Common Stock due in connection with such conversion in accordance with Section 10) shall terminate.

                  (b) Mandatory Conversion.

           (i) Upon the occurrence of any of the following events (each, a “Mandatory Conversion Event”), all outstanding shares of Convertible Preferred Stock shall automatically convert into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/1000th of a share) equal to the Conversion Rate in effect at the close of business on the effective date of such Mandatory Conversion Event:

(A)           The Corporation shall have received aggregate gross proceeds from the sale of Common Stock at any time and from time to time subsequent to the Issue Date of at least $10,000,000 at a per share issue price of not less than $4.00 per share of Common Stock;

(B)           The average closing price per share of the Common Stock, as reported in the principal market in which the Common Stock is listed, for any twenty (20) consecutive Trading Days subsequent to the Issue Date shall equal or exceed $6.00; or

(C)           The Corporation shall have received at least $4,000,000 as actual, or advanced payment of future, license, milestone or royalty payments not involving the issuance of equity securities of the Corporation pursuant to a licensing, development or other agreement between the Corporation and any strategic, development or licensing partner, including without limitation any such payments pursuant to that certain Development, Product Supply and Commercialization Agreement dated December 5, 2008 by and between the Corporation and Yakult Honsha Co., Ltd., as amended through the Issue Date.

                        (ii) To exercise the mandatory conversion right described in this Section 6(b), the Corporation must provide notice to the Holders of the Convertible Preferred Stock within ten (10) Business Days after the occurrence of a Mandatory Conversion Event, and such mandatory conversion shall be effective as of the close of business on the fifth (5th) Business Day following the date of such notice (the “Mandatory Conversion Date”).

                        (iii) In addition to any information required by applicable law or regulation, the notice of a mandatory conversion shall state, as appropriate: (A) the Mandatory Conversion Date; (B) the Conversion Rate then in effect; (C) instructions for surrendering the certificate or certificates, if any, evidencing the shares of Convertible Preferred Stock that are subject to such mandatory conversion; (D) that all accrued and unpaid dividends on the shares of Convertible Preferred Stock to the date of conversion will be paid on the Mandatory Conversion Date; (E) that on and after the Mandatory Conversion Date, dividends will cease to accumulate on such shares; and (F) a description of the nature and material circumstance of the Mandatory Conversion Event and whether it was pursuant to paragraphs (A), (B) or (C) above.

                    (iv) Upon any such mandatory conversion of any share of Convertible Preferred Stock, the holder thereof shall also be entitled to receive a sum, in cash, equal to all declared and unpaid dividends thereon to and including the Mandatory Conversion Date.

                        (v) The Corporation shall deliver the shares of the Common Stock (in respect of the conversion obligation) and cash (in respect of any fractional shares and unpaid dividends) deliverable upon conversion no later than the Mandatory Conversion Date.

       (vi) On and after the Mandatory Conversion Date, all rights of Holders of such Convertible Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof together with accrued and unpaid dividends in cash and cash in lieu of fractional shares.

       (vii) Any mandatory conversion notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not a Holder of the Convertible Preferred Stock receives such mandatory conversion notice; and failure so to give such mandatory conversion notice, or any defect in such mandatory conversion notice, to the Holders of any shares designated for mandatory conversion shall not affect the validity of the proceedings for the mandatory conversion of any other shares of Convertible Preferred Stock.

                  (c) Mechanics of Conversion.

                         (i) The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion, whether optional or mandatory, of the Convertible Preferred Stock in a name other than that of the Holder of the shares of Convertible Preferred Stock being converted, nor shall the Corporation be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

                         (ii) Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date. Each mandatory conversion shall be deemed to be effective at the Mandatory Conversion Date set forth in the mandatory conversion notice delivered to the holders of Convertible Preferred Stock in accordance with Section 6(b)(ii) .

  (d) Reservation of Shares; Compliance with Law; Listing. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Convertible Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the other provisions of this Section 6 . If the Corporation shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Convertible Preferred Stock on the new basis. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Convertible Preferred Stock and shall use its best efforts to list such shares of Common stock on each national securities exchange on which the Common Stock is listed.

SECTION 7. Conversion Rate Adjustments.

  (a) If the Corporation at any time after the Issue Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate or Voting Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced, as applicable.  If the Corporation at any time after the Issue Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate and the Voting Conversion Rate in effect immediately prior to such combination will be proportionately increased.  Any adjustment made under this Section 7(a) shall become effective immediately after the close of the business on the Record Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 7(a)  is declared but not so paid or made, the Conversion Rate or the Voting Conversion Rate, as applicable, shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate or the Voting Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

  (b) Except as stated herein, the Corporation will not adjust the Conversion Rate or the Voting Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

  (c) To the extent that the Corporation has a rights plan in effect upon conversion of the shares of Convertible Preferred Stock into Common Stock, holders of the shares of Convertible Preferred Stock will receive, in addition to shares of the Common Stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate or the Voting Conversion Rate will be adjusted at the time of separation as if the Corporation distributed to all holders of the Common Stock shares of its capital stock as described in Section 7(a) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

  (d) Adjustments to the Conversion Rate and the Voting Conversion Rate will be calculated to the nearest 1/10,000th of a share. The Corporation will not be required to make an adjustment to the Conversion Rate or the Voting Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate or the Voting Conversion Rate, as applicable. However, the Corporation will carry forward any adjustments that are less than 1% of the Conversion Rate or the Voting Conversion Rate and make such carried-forward adjustments; provided that, all such carried forward adjustments to the Conversion Rate shall be made on the conversion date of any shares of Convertible Preferred Stock or at the time the Corporation notifies holders of shares of Convertible Preferred Stock of a Fundamental Change as set forth in Section 9.

SECTION 8. Recapitalizations, Reclassifications and Changes of the Common Stock. In the event of any of the following events which does not constitute a Fundamental Change:

                  (a) any consolidation, merger or combination involving the Corporation;

                  (b) any sale, lease or other transfer to another person of all or substantially all of property and assets of the Corporation; or

                  (c) any statutory share exchange;

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), then, at and after the effective date of the transaction, the right to convert each share of Convertible Preferred Stock will be changed into a right to convert each such share of Convertible Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of the Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”) upon such transaction. If the transaction causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property into which the shares of Convertible Preferred Stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Common Stock that affirmatively make such an election. The Corporation will notify holders of the weighted average as soon as practicable after such determination is made. The Corporation agrees not to become a party to any such transaction unless its terms are consistent with the foregoing.  Within five (5) Business Days after the Effective Date of any of the foregoing events, the Corporation shall provide written notice to the each Holder of the Convertible Preferred Stock of the completion of the transaction, the effect of such transaction on such Holder’s Convertible Preferred Stock, and a description of the material terms of any consideration payable or issuable to such Holder in respect of such Holder’s Convertible Preferred Stock, including the designations, rights, privileges and preferences of any securities.

SECTION 9. Special Rights Upon a Fundamental Change.

  (a) In the event that the Corporation is a party to a transaction or event described in clauses (a) or (b) of the definition of Fundamental Change, the Corporation must give notice of each such Fundamental Change (“Fundamental Change Notice”) to all record holders of the Convertible Preferred Stock at least twenty (20) Business Days prior to the anticipated Effective Date of the Fundamental Change.

  (b) A Holder shall be entitled to elect an optional conversion of its Convertible Preferred Stock in accordance with Section 6(a) at any time on or before the Effective Date of such Fundamental Change.  If a Holder elects not to exercise its conversion rights pursuant to Section 6 and this Section 9, such Holder’s Convertible Preferred Stock shall remain issued and outstanding and all other rights, privileges and preferences of the Convertible Preferred Stock set forth in this Certificate of Designation shall remain fully vested in each such Holder of Convertible Preferred Stock.

                  (c) The Fundamental Change Notice shall be given by first-class mail to each record Holder of shares of Convertible Preferred Stock, at such Holder’s address as the same appears on the books of the Corporation. Each such notice shall state (i) the anticipated Effective Date; (ii) that if optional conversion is elected by a Holder of Convertible Preferred Stock in connection with the Fundamental Change, all declared and unpaid dividends on the shares of Convertible Preferred Stock shall accrue to the Effective Date of the Fundamental Change.

                  (d) Upon any such conversion of any share of Convertible Preferred Stock in connection with a Fundamental Change, the holder thereof shall also be entitled to receive a sum, in cash, equal to all declared and unpaid dividends thereon to the Effective Date of the Fundamental Change.

  (e) The Corporation shall deliver the shares of the Common Stock (in respect of the conversion obligation) and cash (in respect of any fractional shares and unpaid dividends) deliverable upon conversion no later than the fourth Trading Day immediately following the Effective Date of the Fundamental Change.

                  (f) On or before the Effective Date of the Fundamental Change, each Holder of shares of Convertible Preferred Stock wishing to exercise its conversion right pursuant to this Section 9  shall surrender the certificate or certificates representing the shares of Convertible Preferred Stock to be converted, in the manner and at the place designated in the Fundamental Change Notice.

  (g)  Within five (5) Business Days after the Effective Date of any Fundamental Transaction, the Corporation shall provide written notice to the each Holder of the Convertible Preferred Stock of the completion of the Fundamental Transaction, the effect of such transaction on such Holder’s Convertible Preferred Stock, and a description of the material terms of any consideration payable or issuable to such Holder in respect of such Holder’s Convertible Preferred Stock, including the designations, rights, privileges and preferences of any securities.

       SECTION 10. Fractional Shares. If, upon conversion of the Convertible Preferred Stock, a holder would be entitled to receive a fractional interest in a share of the Common Stock, the Corporation will, upon conversion, pay in lieu of such fractional interest, cash in an amount equal to the product of (a) the Closing Sale Price of a share of Common Stock on the Trading Day immediately preceding the date on which shares of Common Stock are issued upon conversion of a share of Convertible Preferred Stock, and (b) such fraction of a share.

       SECTION 11. Convertible Preferred Stock Not Redeemable or Exchangeable at Option of Holders; No Sinking Fund. Except as set forth in Section 3, the Convertible Preferred Stock shall not be redeemable upon the request of Holders thereof or exchangeable for other capital stock or indebtedness of the Corporation or other property upon the request of holders thereof. The shares of Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

SECTION 12. Voting Rights.

(a) Except as otherwise required by applicable law or as set forth herein, the shares of Convertible Preferred Stock shall be voted equally with the shares of Common Stock as a single class with respect to all matters submitted to the holders of Common Stock at any annual or special meeting of stockholders of the Corporation, or the holders of Convertible Preferred Stock may act by written consent in the same manner as Common Stock, upon the following basis: each holder of one or more shares of Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the DGCL and the Bylaws of the Corporation and to such number of votes for the shares of Convertible Preferred Stock held by such holder immediately after the close of business on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of whole shares of Common Stock equal to the number of such shares of Convertible Preferred Stock multiplied by the Voting Conversion Rate. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula with respect to any holder of Convertible Preferred Stock shall be rounded to the nearest whole number (with one-half rounded upward to one).

(b) From and after the Issue Date until such time as at least fifty-one percent (51%) of the authorized and issued shares of Convertible Preferred Stock have been converted or redeemed, without the consent or affirmative vote of the Holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the outstanding shares of Convertible Preferred Stock, voting separately as a class, the Corporation shall not: (i) authorize, create or issue any shares of any other class or series of Parity Stock (or any security convertible into Parity Stock), or (ii) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Convertible Preferred Stock. From and after the date on which at least fifty-one percent (51%) of the authorized and issued shares of Convertible Preferred Stock are no longer outstanding, the consent required of the holders of outstanding shares of Convertible Preferred Stock, voting separately as a class, pursuant to this paragraph (b) of Section 12 shall be reduced from sixty-six and two-thirds percent (66 and 2/3%) to a majority of the outstanding shares of Convertible Preferred Stock.

SECTION 13.  Restrictive Covenant. As long as any shares of Convertible Preferred Stock are outstanding, unless the Holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the outstanding shares of Convertible Preferred Stock, voting separately as a class, shall have otherwise given prior written consent, the Corporation shall not: (a) directly or indirectly incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness; or (b) authorize, create or issue any shares of any class or series of Senior Stock (or any security convertible into Senior Stock).

                SECTION 14. Status of Convertible Preferred Stock Upon Retirement. Shares of Convertible Preferred Stock that are converted pursuant to Section 6  or Section 9  shall be retired pursuant to Section 243 of the DGCL, or any successor provision, and thereupon shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to series. Upon the conversion pursuant to Section 6  or Section 9 of all outstanding shares of Convertible Preferred Stock, all provisions of this Certificate of Designation shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors of the Corporation shall have the power, pursuant to the Section 151(g) of the DGCL, or any successor provision, and without stockholder action, to cause this Certificate of Designation to be eliminated from the Corporation’s Certificate of Incorporation.

                SECTION 15. Certificates.  Ownership of shares of Convertible Preferred Stock shall be evidenced by certificates issued by the Corporation to each Holder in accordance with the DGCL and the Corporation’s Certificate of Incorporation and Bylaws.

                SECTION 16. Transfer, Payment and Conversion. The  Convertible Preferred Stock may be presented to the Corporation at its principal place of business for transfer, payment or conversion. The Corporation also shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Convertible Preferred Stock and of transfers of shares of Convertible Preferred Stock for the purpose of registering shares of Convertible Preferred Stock and of transfers of shares of Convertible Preferred Stock as herein provided. The initial registrar for the Convertible Preferred Stock shall be the Corporation.

                The Corporation may appoint one or more additional transfer agents, paying agents and/or conversion agents in such other locations as it shall determine. The term “Transfer Agent” includes any additional transfer agent, the term “Paying Agent” includes any additional paying agent, and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Transfer Agent, Paying Agent or Conversion Agent without prior notice to any holder.

                SECTION 17. Certain Other Provisions.

                     (a) Whenever the Corporation is required to provide notice to Holders of the Convertible Preferred Stock of a mandatory conversion, optional redemption or Fundamental Change, in addition to any other notice hereunder, the Corporation shall issue a press release containing such information for publication on the Dow Jones News Service or Bloomberg Business News (or if such services are not available, another broadly disseminated news or press release service selected by it).

                     (b) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any holder of the Convertible Preferred Stock shall be given to the registered address set forth in the Corporation’s records for such holder, or for Global Preferred Shares, to the Depositary in accordance with its procedures.

                     (c) With respect to any notice to a Holder of shares of Convertible Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

                     (d) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. Unless otherwise stated herein, any actions required to be made hereunder on any day that is not a Business Day shall be taken on the next succeeding Business Day.

                     (e) Holders of Convertible Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the Corporation.

                     (f) Notwithstanding any provision herein to the contrary, if as a result of the occurrence of events beyond the Corporation’s control, the required adjustment to the Conversion Rate pursuant to this Certificate of Designation would require the Corporation to obtain stockholder approval in accordance with the stockholder approval rules of The Nasdaq Capital Market or the principal stock exchange on which the Common Stock is listed at the relevant time (such adjusted Conversion Rate requiring stockholder approval, the  “Fully Adjusted Conversion Rate” ), then the Corporation shall (A) initially adjust the Conversion Rate up to the maximum Conversion Rate (not to exceed the Fully Adjusted Conversion Rate) that would not require such stockholder approval (the “Partially Adjusted Conversion Rate”), and (B) promptly seek stockholder approval necessary to permit the Fully Adjusted Conversion Rate. Upon receipt of such stockholder approval, the Corporation shall further adjust the Partially Adjusted Conversion Rate to equal the Fully Adjusted Conversion Rate, as such Conversion Rate may be further adjusted pursuant to the Certificate of Designation.

                    (g) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                    (h) This Certificate of Designation shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

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     IN WITNESS WHEREOF, Celsion Corporation has caused this certificate to be signed by Jeffrey W. Church, Secretary, this 13th day of January, 2011.

CELSION CORPORATION
By	/s/ Jeffrey W. Church
	Name:	Jeffrey W. Church
	Title:	Secretary